Exhibit 99.1

BroadVision, Inc. Reaches Agreement with Shareholders

on Prepackaged Plan to RESTRUCTURE AND Sell Business

Redwood City, CA –  March 27, 2020 – BroadVision, Inc. (“the Company”) today announced that it has entered into a Restructuring Support Agreement (the “RSA”) with ESW Capital, LLC, a major shareholder of the Company (“ESW” or the “Plan Sponsor”), and other major shareholders of the Company, including Dr. Pehong Chen and Honu Holdings, LLC (collectively, the “Consenting Shareholders”) to restructure the Company. To implement the terms of the RSA, the Company will file, and the Plan Sponsor and the Consenting Shareholders will support, the Company’s Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for BroadVision, Inc. (the “Plan”).

Upon its effective date, the Plan will provide for the full payment of all allowed administrative and legal costs, and secured (if any) and unsecured liabilities (including those of employees and vendors). Additionally, holders of the Company’s common stock (other than ESW) are expected to receive $4.375 per common share (assuming no more than 5,142,333 shares are outstanding), plus their pro rata share of the Company’s cash on hand as of the effective date of the Plan (including proceeds from the sale of a block of IP addressed owned by the Company) after payment of certain case-related claims and expenses. ESW will acquire 100% of the equity interests of the reorganized Company, free and clear of any options, liens, or other claims.

To implement the RSA and the Plan, the Company anticipates filing a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in the coming days.

The Company expects its operations to continue as normal throughout the contemplated Court-supervised process. Upon emergence, the Company will continue to provide customers with exceptional service and product offerings.

Dr. Pehong Chen, the President, Chief Executive Officer, Interim Chief Financial Officer, and Chairman of the Board of Directors of the Company said, “I’ve watched this market change – and the needs of our customers along with it.  I’m energized by the benefits ESW will bring to our customers.”

About BroadVision, Inc.

Driving innovation since 1993, BroadVision (Nasdaq: BVSN) provides e-business solutions that enable the enterprise and its employees, partners, and customers to stay actively engaged, socially connected, and universally organized to achieve greater business results. BroadVision® solutions—including Vmoso for virtual, mobile, and social business collaboration, and Clearvale for enterprise social networking, both of which are now owned and being developed by Vmoso, Inc. (“VMSO”), a company in which BroadVision owns a 19.9% interest —are available globally in the cloud via the Web and mobile applications. Visit www.BroadVision.com for more details.

Cautionary Note Regarding Forward-Looking Statements

Information in this release that involves expectations or plans regarding the future, including statements regarding the RSA and the Plan, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties, including actions taken and decisions made by the Company’s creditors and other third parties with interests in the Plan, the Company’s ability to obtain Bankruptcy Court approval of the Plan, the Company’s and ESW’s ability to consummate the transactions contemplated by the Plan, and the amount of time required to consummate such transactions.

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